SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the registrant  |X|

Filed by a party other than the registrant  |_|

Check the appropriate box:

|_|  Preliminary proxy statement
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Community First Banking Company
                (Name of Registrant as Specified in Its Charter)

                         Community First Banking Company
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     |_| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:


          (2) Aggregate number of securities to which transactions applies:


          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


          (4) Proposed maximum aggregate value of transaction:


     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)     Amount previously paid:


          (2) Form, schedule or registration statement no.:


          (3)     Filing party:


          (4)     Date filed:

194726

                         COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                            CARROLLTON, GEORGIA 30117
                                                  (770) 834-1071

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, APRIL 23, 1998

To the Shareholders of Community First Banking Company:

         Notice is hereby given that the Annual Meeting of Shareholders of Community First Banking Company (the "Company") will be held on Thursday, April 23, 1998 at 2:00 p.m. at Community First Bank, 110 Dixie Street, Carrollton, Georgia 30117, for the following purposes:

         (1) To elect three Class I directors to serve a three-year term expiring at the 2001 Annual Meeting of Shareholders and upon the election and qualification of their successors;

         (2) To ratify the appointment of Porter Keadle Moore LLP as the Company's independent public accountants for fiscal 1998; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         All shareholders are requested to mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.

                       By Order of the Board of Directors,



                                         Gary D. Dorminey
                      President and Chief Executive Officer

March 26, 1998
194726

                         COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                            CARROLLTON, GEORGIA 30117


                                 PROXY STATEMENT

                       -----------------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community First Banking Company (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, April 23, 1998 at 2:00 p.m. at Community First Bank, 110 Dixie Street, Carrollton, Georgia 30117 and at any adjournment(s) thereof. This Proxy Statement and the form of proxy were first mailed to shareholders on or about March 26, 1998. If the enclosed form of proxy is properly executed, returned and not revoked, it will be voted in accordance with the specifications made by the shareholder. If the form of proxy is signed and returned but specifications are not made, the proxy will be voted FOR the election of the Class I directors listed as nominees herein, FOR the ratification of Porter Keadle Moore LLP as the Company's' independent public accountants for fiscal 1998 and in the discretion of the proxy holders as to any other business that properly comes before the meeting. Shareholders who sign proxies have the right to revoke them at any time before they are voted by delivering to the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

         The close of business on March 20, 1998 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the meeting.

         As of the close of business on the Record Date, the Company had 10,000,000 shares of common stock, $.01 par value ("Common Stock"), authorized. Of such shares, 2,154,094 were issued and entitled to vote on the proposals presented herein, including 173,777 unallocated shares issued to the Company's Employee Stock Ownership Plan (the "ESOP") that will be voted by the ESOP trustees and 71,441 shares held in participant accounts in the Company's 401(k) Plan that will be voted by the 401(k) Plan trustees. As of the Record Date, the Company's directors and executive officers collectively beneficially owned an aggregate of 494,978 shares of Common Stock, which includes 20,500 shares subject to options that were not exercised as of the Record Date. As a result, directors and executive officers of the Company will have the authority to vote 474,478 shares of Common Stock, or approximately 22.0% of the shares eligible to vote, which includes the 245,218 shares held in the ESOP and the 401(k) Plan, as certain directors and executive officers share voting authority with respect to those shares as trustees of those plans. Dispositive authority with respect to the 401(k) Plan shares is retained by the participants in that plan. See "Stock Owned by Management." Management anticipates that such shares will be voted in favor of the proposals presented herein. Each share of Common Stock is entitled to one vote on matters to be presented at the meeting.

         A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. A plurality of the shares present and voting at the Annual Meeting, in person or by proxy, will be necessary for the election of the directors nominated herein. All other matters presented at the Annual Meeting will be approved if the number of shares voted in favor of the matter exceeds the number of shares voted against the matter.

         A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. An abstention with respect to any matter, however, will not be counted either in favor of or against such matter.

         Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that are not voted by brokers on one or more proposals but that are voted on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes will be included in determining the presence of a quorum. A broker non-vote, however, is not treated as being in favor of or against a particular proposal for which the broker has no discretionary voting authority. Companies listing their securities on the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent accountants. Accordingly, broker non-votes will not exist with respect to the matters presented at this Annual Meeting.

         If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.


                            STOCK OWNED BY MANAGEMENT

         The following table sets forth, as of the Record Date, the number and percentage ownership of the shares of Common Stock beneficially owned by each director of the Company, each executive officer named in the Summary Compensation Table, any person or entity known to be the beneficial owner of more than five percent of the outstanding Common Stock and all current directors and executive officers as a group as of the Record Date. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. Shares allocated to participant accounts in the ESOP and 401(k) Plan are voted by the trustees of those Plans. Accordingly, the shares owned beneficially by Ms. Berry and Dr. Reeve include 173,777 shares not yet allocated to ESOP participant accounts, as to which they share voting authority as two of the ESOP trustees, and the shares owned beneficially by Messrs. Dorminey, Silvey, Bullock and Steed include 71,441 shares held in the 401(k) Plan, as to which they share voting authority as co-trustees of the 401(k) Plan.

                                                                                 No. of               Percentage
            Name                                Position                         Shares              Ownership(1)

T. Aubrey Silvey               Chairman of the Board                           100,570 (2)               4.7      %
Gary D. Dorminey               Chief Executive Officer, President and                                    4.7
                               Director                                         98,895 (3)
Anna L. Berry                  Director                                        178,681 (4)               8.3
Gary M. Bullock                Director                                         83,220 (5)               3.9
Jerry L. Clayton               Director                                         26,639 (6)               1.2
Thomas E. Reeve, Jr.           Director                                        198,816 (7)               9.2
Michael P. Steed               Director                                         96,480 (8)               4.5
Dean B. Talley                 Director                                         25,039 (9)               1.2
Thomas S. Upchurch             Director                                         25,039 (10)              1.2
D. Lane Poston                 Executive Vice President and Chief
                               Operating Officer                                30,757 (11)              1.4
Anyce C. Fox                   Senior Vice President                            10,384 (12)               *
C. Lynn Gable                  Senior Vice President and CFO                    15,984 (13)               *
Thomson Horstmann & Bryant,                                                    243,600 (14)             11.3
Inc.
All Directors and Executive
Officers as a Group (12
persons)                                                                       494,978 (15)             22.8



(*)  Indicates less than one percent of the outstanding shares of Common Stock.

(1) Calculated based on 2,154,094 shares entitled to vote, which includes 173,777 shares that will be voted by the ESOP trustees and 71,441 shares that will be voted by the 401(k) Plan Trustees. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by options issued to the individual or to members of the group, as applicable, identified in the table.
(2) Includes 904 shares subject to options vesting on or before May 19, 1998 and 71,441 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.
(3) Includes 1,029 shares held in an IRA, 635 shares allocated to his ESOP account, 6,034 shares subject to options vesting on or before May 19, 1998 and 71,441 shares held in participant accounts in the 401(k) Plan (which includes 3,350 shares allocated to his account), as to which he shares voting authority as a co-trustee.
(4) Includes 904 shares subject to options vesting on or before May 19, 1998 and 173,777 shares not yet allocated to participant accounts in the ESOP, as to which she shares voting authority as a co-trustee.
(5) Includes an aggregate of 875 shares held in two self-employed pension plans, 904 shares subject to options vesting on or before May 19, 1998 and 71,441 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.
(6) Includes 1,600 shares held by a corporation that may be deemed to be controlled by Mr. Clayton and 904 shares subject to options vesting on or before May 19, 1998.
(7) Includes 15,000 shares held in an IRA, 9,135 shares held by Dr. Reeve's spouse, 904 shares subject to options vesting on or before May 19, 1998 and 173,777 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.
(8) Includes 7,500 shares held by Mr. Steed's spouse, 6,745 shares held in an IRA, 2,250 shares held in his spouse's IRA, 904 shares subject to options vesting on or before May 19, 1998 and 71,441 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.
(9) Includes 5,214 shares held in an IRA, 1,000 shares held in a family limited partnership that may be deemed to be controlled by Mr. Talley and 904 shares subject to options vesting on or before May 19, 1998.
(10) Includes 904 shares  subject to options  vesting on or before May 19, 1998.
(11) Includes 9,826 shares held by Mr. Poston's spouse, 8,628 shares held in an IRA, 2,954 shares held in his 401(k) plan account (as to which he has dispositive, but not voting, authority), 227 shares held in his spouse's IRA, 588 shares allocated to his ESOP account and 6,034 shares subject to options vesting on or before May 19, 1998.
(12) Includes 4,472 shares held in Ms. Fox's 401(k) plan account (as to which she has dispositive, but not voting, authority), 312 shares allocated to her ESOP account and 600 shares subject to options vesting on or before May 19,1998.
(13) Includes 384 shares allocated to Mr. Gable's ESOP account and 600 shares subject to options vesting on or before May 19, 1998.
(14) Thomson Horstmann & Bryant, Inc. is a registered investment advisor located at Park 80 West, Plaza Two, Saddle Brook, New Jersey, 07663. Pursuant to a
     Schedule 13G filed with the Commission on March 11, 1998, it has sole voting power with respect to 156,700 shares, shared voting power with respect to 3,500 shares and sole dispositive power with respect to 243,600 shares.
(15) Includes 173,777 shares that will be voted by the ESOP trustees, 71,441 shares that will be voted by the 401(k) Plan trustees and 20,500 shares subject to options vesting on or before May 19, 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's reporting officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission (the "Commission") and the Company. Based solely on its review of forms filed with the Commission and provided to the Company and written representations from the Company's directors and executive officers, the Company believes that its executive officers and directors complied with all filing requirements applicable to them during the fiscal year ended December 31, 1997. The Company has not received a Form 3 report from its only known ten percent shareholder describing the date(s) of its acquisition of ten percent of the Common Stock and is therefore unable to state whether such shareholder complied with its Exchange Act reporting obligations during 1997.


                                  PROPOSAL ONE
                    THE NOMINATION AND ELECTION OF DIRECTORS

         The Company's Board of Directors consists of nine members divided into three classes. Class I directors (Messrs. Bullock and Clayton and Dr. Talley) are serving an initial term expiring at the 1998 Annual Meeting of Shareholders and are being nominated for re-election for a three-year term commencing at this Annual Meeting; Class II directors (Dr. Reeve and Messrs. Steed and Upchurch) are serving an initial term expiring at the 1999 Annual Meeting of Shareholders; and Class III directors (Ms. Berry and Messrs. Silvey and Dorminey) are serving an initial term expiring at the 2000 Annual Meeting of Shareholders. Members of each class serve until the election and qualification of their successors and are elected for three-year terms upon the expiration of their initial term. All of the directors listed below have served as directors of the Company since March 1997.

         The following table sets forth the name, age, position(s) with the Company and its wholly owned subsidiary, Community First Bank (the "Bank"), business experience for the past five years and current term of service for each of the members of the Company's Board of Directors.

                                          Age as of
             Name and                   December 31,        Principal Employment for the Past Five         Term
            Position(s)                     1997                             Years                        Expires
            -----------                     ----                             -----                        -------

T. Aubrey Silvey                             60           Chairman and Chief Executive Officer of          2000
Chairman of the Board                                     Aubrey Silvey Enterprises, an electrical
                                                          substation contractor

Gary D. Dorminey                             51           Chief Executive Officer, President and           2000
Chief Executive Officer,                                  Director of the Company and the Bank
President and Director

Anna L. Berry                                48           Treasurer of Southwire Company, a major          2000
Director                                                  manufacturer of wire products

Gary M. Bullock                              55           President and Chief Executive Officer of         1998
Vice Chairman of the Board                                Carroll Electric Membership Corp.

Jerry L. Clayton                             55           Owner of Clayton Pharmacy                        1998
Director

Thomas E. Reeve                              77           Retired Physician                                1999
Director

Michael P. Steed                             53           President and Owner of Steed Company, a          1999
Director                                                  manufacturer of fabric labels

Dean B. Talley                               55           Physician                                        1998
Director

Thomas S. Upchurch                           58           President of the Georgia Partnership for         1999
Director                                                  Excellence in Education



         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. BULLOCK AND CLAYTON AND DR. TALLEY AS CLASS I DIRECTORS TO SERVE A THREE-YEAR TERM AS DESCRIBED IN THIS PROXY STATEMENT.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company met 15 times during fiscal 1997. All directors attended at least 75% of the Board and applicable committee meetings held during 1997.

         The Board of Directors has established a Compensation Committee, which establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee consists of Messrs. Bullock, Steed and Upchurch and it met 4 times during 1997.

         The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee consists of Drs. Reeve and Talley, Mr. Upchurch and Ms.
Berry and it met 4 times during 1997.

         The Executive Committee of the Board of Directors has the power and authority to act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by the Company's Articles of Incorporation or Bylaws or by action of its Board of Directors. The Executive Committee consists of Messrs. Silvey, Dorminey, Bullock and Steed, and it met 19 times during 1997.

         The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION AND COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is comprised of Messrs. Bullock, Steed and Upchurch. None of the members of the Compensation Committee has served as a executive officer of the Company and no executive officer of the Company has served as a director or member of the Compensation Committee of any other entity of which Messrs. Bullock, Steed or Upchurch has served as an executive officer. See "-Director Compensation" below for the terms of stock options, preferred stock and related bonuses granted to Messrs. Bullock, Steed, Upchurch and the other non-employee directors of the Company.

DIRECTOR COMPENSATION

         Each of the directors of the Company is also a director of the Bank. Each member of the Board of Directors of the Bank is paid a fee of $575 per Board meeting attended, $750 per month for Executive Committee members other than the Chairman ($1,000 per month in the case of the Chairman of the committee) and $200 per meeting for all other committees. Directors of the Company do not receive compensation solely for their services as directors of the Company.

         On December 29, 1997, each non-employee director of the Company was granted options to purchase 9,050 shares of Common Stock at an exercise price of $39.625, representing the fair market value of the Common Stock on the date of grant. The options vest at a rate of five percent per quarter commencing on December 31, 1997 and become fully vested immediately prior to a change in control of the Company. Directors who were also employees of the Company received options as described in "Executive Compensation."

         On January 8, 1998, each non-employee director of the Company was awarded 3,620 shares of Series A Convertible Preferred Stock ("Preferred Stock") under the Company's Management Recognition Plan. The shares automatically convert into Common Stock on the five-year anniversary of the date of grant or upon a change of control of the Company, whichever is earlier; receive no dividends; have no liquidation preference and are not entitled to vote on any matters prior to their conversion into Common Stock. Directors who were also employees received shares of Preferred Stock as described in "Certain Transactions." To reimburse them for tax liability resulting from their receipt of the Preferred Stock, each non-employee director will receive a $65,930 bonus in 1998.

         In December 1995, the Bank initiated a defined contribution post-retirement benefit plan to provide retirement benefits to its directors and to provide death benefits for the designated beneficiary. In connection with the plan's establishment, the Bank purchased a whole life insurance contract on the life of each director and entered into a split dollar arrangement with each director. The increase in cash surrender value of the contract, less the Bank's cost of funds, determines each director's annual benefit. In the event the insurance contract fails to produce positive returns, the Bank has no separate obligation to contribute to the Plan. At December 31, 1997, the cash surrender value of the insurance contract was approximately $1,071,000.


                               EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the persons who serve as executive officers of the Company. All references to positions with the Company also refer to the Bank and its predecessor.

                                                            Age as of                  Principal Employment
              Name and Positions(s)                     December 31, 1997             for the Past Five Years
              ---------------------                     -----------------             -----------------------

Gary D. Dorminey                                               51              President and Chief Executive
President and Chief Executive Officer                                          Officer of the Company

D. Lane Poston                                                 48              Executive Vice President and Chief
Executive Vice President and                                                   Operating Officer of the Company
Chief Operating Officer

C. Lynn Gable                                                  45              Senior Vice President and
Senior Vice President and                                                      Chief Financial Officer of the
Chief Financial Officer                                                        Company since February 1997; prior
                                                                               thereto, President of Gable
                                                                               Financial Group, Inc.

Anyce C. Fox                                                   51              Senior Vice President of the Company
Senior Vice President                                                          since 1990


                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company and the Bank for services rendered in all capacities during the fiscal years ended December 31, 1997, 1996 and 1995 to the Company's chief executive officer and the three other executive officers whose total salary and bonus during such year exceeded $100,000. See "Certain Transactions" for a description of the terms of Preferred Stock awards granted to the named executive officers in January 1998.



                                                     SUMMARY COMPENSATION TABLE


                                                                                       Long-Term
                                              Annual Compensation                     Compensation
                                    --------------------------------------------         Awards
                                                                                       Securities           All
Name and Principal                                                 Other Annual        Underlying          Other
Position                   Year      Salary       Bonus          Compensation(1)        Options       Compensation(2)
--------                   ----      ------       -----          ---------------        -------       ---------------

Gary D. Dorminey           1997      $165,000     $466,295 (3)         $0                 60,340           $15,709
 President and Chief       1996       139,000       31,650              0                   0                4,326
 Executive Officer         1995       129,250       42,342              0                   0                4,300

D. Lane Poston             1997      $115,000     $468,311 (3)         $0                 60,340           $13,859
 Executive Vice            1996       105,000       24,182              0                   0                3,875
 President and Chief       1995        99,500       24,875              0                   0                2,985
 Operating Officer

C. Lynn Gable              1997       $80,135     $176,983 (3)         $0                  6,000            $7,678
Senior Vice President
and Chief Financial
Officer

Anyce C. Fox               1997       $65,600     $204,461 (3)         $0                  6,000            $7,093
Senior Vice President      1996        62,940        8,182              0                   0                1,802
                           1995        62,340       14,985              0                   0                2,293

-----------
(1) Does not include amounts attributable to miscellaneous benefits received by executive officers, including automobiles owned by the Company or the Bank. The cost of providing such benefits to any individual executive officer during any of the years reported did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the individual.

(2) Reflects the value of Company matching contributions to the indicated person's 401(k) plan and ESOP accounts as follows:

      Mr. Dorminey                          1997           1996        1995
      ------------                          ----           ----        ----
      401(k) Plan                          $3,011         $4,326      $4,300
      ESOP                                $12,698            0           0

      Mr. Poston
      ----------
       401(k) Plan                         $2,099         $3,875      $2,985
      ESOP                                $11,760            0           0

      Mr. Gable
      ---------
      401(k) Plan                             0              0           0
      ESOP                                 $7,678            0           0

      Ms. Fox
      -------
      401(k) Plan                            $845         $1,802      $2,293
      ESOP                                 $6,248            0           0

(3) Includes a bonus in the amount listed below accrued in 1997 but to be paid in 1998 to reimburse the indicated person for tax liability relating to the preferred stock awards described in "Certain Transactions Preferred Stock Awards."

                  Mr. Dorminey:             $439,561
                  Mr. Poston:               $439,561
                  Mr. Gable:                $160,380
                  Ms. Fox:                  $191,341

         The following table sets forth information regarding each grant of stock options during fiscal 1997 to each of the executives named in the Summary Compensation Table. The Company did not award any stock appreciation rights ("SARs") during fiscal 1997.


OPTION GRANTS IN FISCAL 1997


                                         Individual Grants
                      ---------------------------------------------------------
                                                                                   Potential Realizable Value
                       Number of       Percent of                                   at Assumed Annual Rates
                      Securities     Total Options                                    of Appreciation for
                      Underlying       Granted to      Exercise                           Option Term
                        Options       Employees in       Price      Expiration     --------------------------
Name                    Granted       Fiscal Year      ($/share)       Date             5% ($)        10% ($)
---------------       -----------    -------------     ---------     --------        ---------        -------

Mr. Dorminey           60,340(1)         36.7%          $39.625      12/29/07        $3,894,642     $6,201,567
Mr. Poston             60,340(1)         36.7%          $39.625      12/29/07        $3,894,642     $6,201,567
Mr. Gable               6,000(1)          3.6%          $39.625      12/29/07          $387,270       $616,662
Ms. Fox                 6,000(1)          3.6%          $39.625      12/29/07          $387,270       $616,662



(1) The indicated options vest at a rate of five percent per quarter commencing on December 31, 1997 and vest immediately prior to a change of control of the Company. The Company may withhold shares upon exercise of the options to satisfy applicable withholding tax obligations.

         The following table sets forth information concerning the options held at December 31, 1997 by the executives named in the Summary Compensation Table. Neither of such executives exercised any option during fiscal 1997.


FISCAL 1997 YEAR-END OPTION HOLDINGS AND VALUES


                                                        Number of Securities             Value of Unexercised
                                                       Underlying Unexercised                In-the-Money
                                                    Options at December 31, 1997        Options at December 31, 1997 (1)
                                                    ----------------------------  --------------------------------------
                           Shares
                          Acquired
                             on          Value
  Name                     Exercise     Realized    Exercisable    Unexercisable    Exercisable      Unexercisable
------------------------ ------------ ------------  -----------    -------------    -----------      -------------

Mr. Dorminey                  0           $ 0            3,017          57,323          $13,199        $250,788

Mr. Poston                    0           $ 0            3,017          57,323          $13,199        $250,788

Mr. Gable                     0           $ 0              300           5,700           $1,312         $24,938

Ms. Fox                       0           $ 0              300           5,700           $1,312         $24,938


(1) Calculated by subtracting the exercise price ($39.625 per share) from $44.00 per share, the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1997, and multiplying the difference by the number of shares underlying each option.

RETIREMENT PLAN

         The Bank has a defined benefit pension plan ("Retirement Plan" ) for all employees who have attained the age of 21 years and have completed one year of service with the Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to approximately one percent of the "Average Compensation" of the employee (which is equal to the average of the compensation paid to him or her during the five successive calendar years within the final five calendar years of service affording the highest average, excluding bonuses, overtime pay and other special compensation) for each year of service, not in excess of 40 years. Under the Retirement Plan, an employee's benefits are fully vested after five years of qualifying service. A year of service is any year in which an employee works a minimum of 1,000 hours. The Retirement Plan provides for an early retirement option with reduced benefits for participants who are 55.

         The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

           Five Year
           Average      10 Years of    15 Years of    20 Years of   25 Years of    30 Years of    35 Years of
        Compensation       Service        Service        Service       Service        Service        Service
        ------------    ----------     ----------     ----------    ----------     ----------     ----------


           $ 40,000        $ 4,000        $ 6,000        $ 8,000      $ 10,000       $ 12,000       $ 14,000

             50,000          5,000          7,500         10,000        12,500         15,000         17,500

             60,000          6,000          9,000         12,000        15,000         18,000         21,000

             70,000          7,000         10,500         14,000        17,500         21,000         24,500

             80,000          8,000         12,000         16,000        20,000         24,000         28,000

             90,000          9,000         13,500         18,000        22,500         27,000         31,500

            100,000         10,000         15,000         20,000        25,000         30,000         35,000

            110,000         11,000         16,500         22,000        27,500         33,000         38,500

            120,000         12,000         18,000         24,000        30,000         36,000         42,000

            130,000         13,000         19,500         26,000        32,500         39,000         45,500

            140,000         14,000         21,000         28,000        35,000         42,000         49,000

            150,000         15,000         22,500         30,000        37,500         45,000         52,500

            160,000         16,000         24,000         32,000        40,000         48,000         56,000


         The Bank did not contribute to the Retirement Plan for fiscal 1997. At December 31, 1997, Mr. Dorminey had 6.67 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $8,707, Mr. Poston had 6.58 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $6,608, Ms. Fox had 6.50 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $3,981, and Mr. Gable will not be enrolled in the Retirement Plan until March 1, 1998.

EMPLOYMENT AGREEMENTS

         Pursuant to the terms of the employment agreement executed by Mr. Dorminey, the Bank and the Company (the Bank and the Company are hereinafter collectively referred to as the "Employer") on December 29, 1997, Mr. Dorminey will receive (a) an annual salary of $165,000, which is subject to discretionary annual increases by the Bank's Board of Directors; (b) an incentive bonus determined each year by the Compensation Committee of the Bank's Board of Directors based upon the achievement of certain performance criteria to be determined annually by the Board of Directors; (c) benefits under such other programs as are maintained for employees of the Bank or the Company generally;
(d) reimbursement for reasonable business expenses, club dues and business-related costs of club membership; (e) use of an automobile; and (f) such other medical, dental and other health care benefits as are extended to other management personnel. The agreement has an initial term of three years and will automatically renew on each day after its effective date so that the term remains a three-year term. Automatic renewal may be terminated by either Mr. Dorminey or the Employer by giving written notice to the other party of such termination, in which event the term will end on the third anniversary of the thirtieth day following the date the written notice is received. If the agreement is terminated by the Employer for cause (as defined in the agreement) or by Mr. Dorminey without good reason (as defined in the agreement), Mr. Dorminey will receive only such salary and bonus amounts as are due and owed to him on the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Dorminey will receive a termination payment equal to his Average Monthly Compensation (as defined below) for the remaining term of the agreement. Average Monthly Compensation means the quotient determined by dividing (a) the greater of (1) Mr. Dorminey's then current base salary, or (2) the average of his base salary and incentive bonus for the most recent three consecutive 12-month periods during which he was employed by the Employer immediately prior to the effective date of the termination that produced the highest average, by (b) twelve (12). This payment may be reduced if necessary to comply with certain provisions of the Internal Revenue Code. In addition, Mr. Dorminey has agreed not to engage in the community banking business within a 20-mile radius of any office or facility of the Employer for a period of 36 months following his termination by the Employer for cause or by Mr. Dorminey for good reason or following a change in control of the Employer as defined in the agreement, and not to solicit the Employer's customers or employees within the same geographic area for the same period of time.

         Messrs. Poston and Gable and Ms. Fox also entered into employment agreements with the Employer that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $115,000, $90,000 and $65,600, respectively.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report discusses the compensation objectives and policies applicable to the Company's executive officers and the Company's policy generally with respect to the compensation of all executive officers as a group for fiscal 1997 and specifically reviews the compensation established for the Company's Chief Executive Officer during fiscal 1997 as reported in the Summary Compensation Table. The compensation committee makes recommendations to the Board for the compensation of the Company's Chief Executive Officer. The Chief Executive Officer does not participate in the discussion or recommendations of the compensation committee. The Board must approve all compensation actions pertaining to the Chief Executive Officer.

COMPENSATION PHILOSOPHY

         The Company's executive compensation program has three main objectives:
(1) to align the interests of the executive officers with the interests of the Company's shareholders (2) to attract and retain highly talented and productive executives, and (3) to provide incentives to those executive officers for superior corporate performance measured by the Company's strategic achievements and overall financial performance. To achieve these objectives, the Company's executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options and shares of Preferred Stock. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

         In determining the amount of compensation to be awarded to executive officers, the Committee studies the compensation packages for executives of a peer group of the Company's most direct competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year and its anticipated financial performance for the current year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

         The Company's executive compensation program includes three basic types of compensation: base salary, incentive compensation, and long-term incentive compensation, each of which is described more fully below.

BASE SALARY

         In addition to the factors listed in the foregoing section that support the Company's executive compensation program generally, each of the executive officer's base salary is based on the individual area of responsibility and accountability within the Company. As is typical of most companies, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

         Bonuses for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year.

         Bonuses are determined based on a combination of factors including the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals (such as ethical business conduct, client satisfaction and the general perception of the Company and the Bank by financial leaders and customers) and other contributions to the Company's success. Each of these factors is evaluated subjectively and given relatively equal weight without the application of a rigorous formula.

LONG-TERM INCENTIVE COMPENSATION

         The compensation committee and the Board believe that stock ownership further aligns the interests of the executive officers with the interests of the Company's shareholders. The Company's long-term incentive compensation for its executive officers is based upon the Company's 1997 Stock Option Plan and its Management Recognition Plan. The Committee believes that placing a portion of the executives' total compensation in the form of long-term compensation will retain and incentivize top management. In determining the number and terms of options and the number of shares of Preferred Stock to grant an executive, the Committee primarily considers subjectively the same criteria as it considers in awarding bonuses, as well as the degree to which an incentive for long-term performance would benefit the Company. The committee believes that these stock grants and options should include vesting conditions that further encourage the executive officers to remain with the Company for some time before the full benefit could be realized.

BENEFITS

         The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The compensation of the Company's Chief Executive Officer is prescribed in his employment agreement, which is described under "Executive Compensation Employment Agreements." The compensation committee uses data from banks in the Southeast of similar asset size published in SNL Executive Compensation Review to determine his base salary. The goal for base salary is to be within five percent (5%) of the median for the surveyed group. His bonus and long-term compensation have been and will continue to be determined based on similar elements and measures of performance as is the compensation for the Company's other executive officers. The Committee may also employ certain broader criteria more specific to the responsibilities of the Chief Executive Officer.

SECTION 162(m) OF THE INTERNAL REVENUE CODE
         It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions of this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 1997 is non-deductible. The Company's 1997 Stock Option Plan limits to 100,000 the number of options that may be awarded to any individual in a single year under that plan.


Submitted by:              THE COMPENSATION COMMITTEE

                                 Gary M. Bullock
                                Michael P. Steed
                               Thomas S. Upchurch





                                PERFORMANCE GRAPH

         The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) index and the Nasdaq Bank Stocks Index from July 1, 1997, the date the Company's Common Stock began trading on the Nasdaq Stock Market, to December 31, 1997. The Performance Graph assumes reinvestment of dividends, where applicable. The base amount for the Company's Common Stock is $31.875 per share, which was the closing price of the initial day of trading on July 1, 1997. The initial offering price for the Company's Stock was $20.00 per share.

[GRAPHIC OMITTED]



                              CERTAIN TRANSACTIONS

ESOP LOAN

         The Company has established an Employee Stock Ownership Plan for employees age 21 or older who have at least one year of credited service with the Bank or any affiliate (including years of service with the mutual predecessor of the Bank). The Bank administers the ESOP and Lisa Lawson, Thomas
E. Reeve, Jr., Steve McCord and Anna L. Berry act as trustees of the related trust. The ESOP is currently funded by the Company, although the Bank and any other adopting affiliate may fund the ESOP. Contributions may be made in cash (which primarily will be invested in Common Stock) or Common Stock. Benefits may be paid either in shares of Common Stock or in cash.

         On June 27, 1997, the ESOP obtained a loan from the Company in the principal amount of $3,861,700 and used the proceeds to purchase 193,085 shares of Common Stock issued in the Company's subscription offering for its Common Stock. The interest rate on the loan is equal to the prime rate, which was 8.50% at March 26, 1998. Shares purchased by the ESOP with the proceeds of the loan are held in a loan suspense account and released on a pro rata basis as debt service payments are made. The Company is required to make cash contributions to the ESOP sufficient to amortize the principal and interest on the loan, which has a maturity of five years. In any plan year, additional discretionary contributions may be made for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

PREFERRED STOCK AWARDS

     On January 8, 1998, directors and executive officers of the Company were awarded the following numbers of shares of Preferred Stock under the Management Recognition Plan: Mr. Dorminey: 24,135 shares; Mr. Poston: 24,135 shares; Mr.
Gable: 8,806 shares; Ms. Fox: 10,506 shares;  each non-employee  director of the
Company: 3,620 shares. The shares convert automatically to Common Stock upon the earlier of January 8, 2003 or a change of control of the Company. Prior to such conversion, the shares have no voting or dividend rights and no liquidation preference. See "Proposal One - The Nomination and Election of Directors - Director Compensation" and "Executive Compensation - Summary Compensation" for information regarding the tax reimbursement bonuses accrued on behalf of each of the recipients of the Preferred Stock.


                                  PROPOSAL TWO
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Porter Keadle Moore LLP ("Porter Keadle Moore") as the Company's independent accountants for fiscal 1998. If the appointment of Porter Keadle Moore is not ratified by the shareholders, the Audit Committee will reconsider its recommendation. Management has been informed that no member of Porter Keadle Moore has any direct or material indirect financial interest in the Company or the Bank. A representative of Porter Keadle Moore will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PORTER KEADLE MOORE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

                      EXPENSES AND SOLICITATION OF PROXIES

         The expenses of the solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview, for which they will receive no compensation in addition to their regular salaries. The Company will request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the shares of Common Stock held of record by such persons, and, upon request, will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters which may be brought before the meeting. If, however, any matter other than the proposals set forth herein or matters incident thereto should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.